Exhibit 23.6

CONSENT OF BRS, INC.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “Anderson Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report, Yavapai County, Arizona, USA” dated March 9, 2023; and the technical summary report entitled “Yuty Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report Paraguay, SA” dated March 9, 2023, that we prepared, included or incorporated by reference in:

(i)

the Annual Report on Form 10-K for the period ended July 31, 2023 (the “Form 10-K”) of Uranium Energy Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)	the Company’s Form S-3 Registration Statements (File Nos. 333-220404, 333-267992 and 333-268417), and any amendments or supplements thereto; and

(iii)

the Company’s Form S-8 Registration Statements (File Nos. 333-147626, 333-162264, 333-172092, 333-192462, 333-201423, 333-213500, 333-227023, 333-233736, 333-249679, 333-262197 and 333-273321); and any amendments or supplements thereto.

We further consent to the filing of the technical report summaries as exhibits to the Form 10-K.

BRS, Inc.

Per: /s/ Douglas L. Beahm

Douglas L. Beahm, President, P.E., P.G., SME Registered Member

Date: September 28, 2023.